Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-144885, 333-116799, 333-105398, 333-105397, 333-103556, 333-65332, 333-59433, and 333-161771 on Form S-8, Registration Statement No. 333-57301 on Form S-3 and Registration No. 333-161770 on Form S-1 of our reports dated March 11, 2010, relating to the consolidated financial statements and consolidated financial statement schedule of Georgia Gulf Corporation, and the effectiveness of Georgia Gulf Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Georgia Gulf Corporation for the year ended December 31, 2009.

/s/ DELOITTE & TOUCHE LLP

Atlanta, Georgia

March 11, 2010